UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — August 25, 2011

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                             Other Events

On August 25, 2011, Standard & Poor’s Ratings Services (“S&P”) published Bond Insurance Rating Methodology and Assumptions, a criteria article that follows upon S&P’s Request for Comment: Bond Insurance Criteria, published January 24, 2011.  Both publications are available at www.standardandpoors.com.  The criteria described in the article update and supersede S&P’s previous criteria for rating bond insurers.  S&P noted that the impact of new bond insurance rating criteria could result in financial strength ratings on investment-grade bond insurers (such as Assured Guaranty Ltd.’s subsidiaries Assured Guaranty Municipal Corp. and Assured Guaranty Corp.) being lowered by one or more rating categories.  The article states that the criteria are effective immediately and that S&P expects any rating changes to occur after its review of third quarter 2011 financial statements, but no later than November 30, 2011.  However, a rating agency may place a company’s financial strength rating on credit watch for a downgrade at any time.

Assured Guaranty Ltd. (together with its subsidiaries, “Assured Guaranty”) is currently reviewing S&P’s revised bond insurance rating criteria.  The final criteria contain a number of changes from the proposals submitted in January 2011 for comment from market participants, including a new Largest Obligors Test that was not included in the January 2011 Request for Comment.  This test appears to have the effect of significantly reducing Assured Guaranty’s allowed single risk limits and limiting its financial strength rating level.  Assured Guaranty is in the process of analyzing the new criteria, including the Largest Obligors Test, and intends to communicate further once it has had the opportunity to evaluate it and discuss its implications with S&P.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By:	/s/ James M. Michener
		Name:	James M. Michener
		Title:	General Counsel

DATE: August 26, 2011

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